EXHIBIT 12
                                                                      ----------


                               HARSCO CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                                     YEARS ENDED DECEMBER 31
                                               -------------------------------------------------------------------
                                                  2002         2001(a)       2000(a)       1999(a)        1998(a)
                                               ---------      ---------     ---------     ---------      ---------
  Pre-tax income from continuing               $ 130,650      $ 113,195     $ 139,741     $ 135,528      $ 168,246
    operations (net of minority interest
    in net income)

  Add fixed charges computed below                64,424         72,265        64,429        37,155         28,094

  Net adjustments for equity companies              (219)         2,747         3,749           365            139

  Net adjustments for capitalized interest           121            152           125          (535)           (10)
                                               ---------      ---------     ---------     ---------      ---------

  Consolidated Earnings Available for
    Fixed Charges                              $ 194,976      $ 188,359     $ 208,044     $ 172,513      $ 196,469
                                               =========      =========     =========     =========      =========

Consolidated Fixed Charges:

  Interest expense per financial
    statements (b)                             $  43,323      $  53,190     $  50,082     $  26,939      $  20,413

  Interest expense capitalized                        --             --             2           893            128

  Portion of rentals (1/3) representing an
    interest factor                               20,972         19,075        14,345         9,323          7,553

  Interest expense for equity companies
    whose debt is guaranteed                         129             --            --            --             --
                                               ---------      ---------     ---------     ---------      ---------

  Consolidated Fixed Charges                   $  64,424      $  72,265     $  64,429     $  37,155      $  28,094
                                               =========      =========     =========     =========      =========

Consolidated Ratio of Earnings to Fixed
   Charges                                          3.03           2.61          3.23          4.64           6.99
                                               =========      =========     =========     =========      =========


(a) In order to comply with the Financial Accounting Standards Board (FASB) Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," 2001, 2000, 1999 and 1998 information has been reclassified for comparative purposes.

(b)  Includes amortization of debt discount and expense.